Exhibit 3
NOTICE OF WITHDRAWAL OF TENDER
REGARDING COMMON SHARES OF BENEFICIAL INTEREST OF
HIGHLAND SPECIAL SITUATIONS FUND
TENDERED PURSUANT TO THE OFFER TO PURCHASE
DATED SEPTEMBER 22, 2010, AS AMENDED OCTOBER 21, 2010
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT, AND THIS NOTICE OF WITHDRAWAL MUST BE
RECEIVED BY,
4:00 P.M., EASTERN TIME,
ON OCTOBER 28, 2010 UNLESS THE OFFER IS EXTENDED.
COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY MAIL OR FAX TO:
BY MAIL:
Regular Mail
Highland Funds
c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 9840
Providence, Rhode Island 02940-8040
Overnight Mail
Highland Funds
c/o BNY Mellon Investment Servicing (US) Inc.
101 Sabin Street
Pawtucket, Rhode Island 02860
BY FAX:
(508) 599-1849
(Attn: Monette Fastuca, BNY Mellon Investment Servicing (US) Inc.)
YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS
RECEIVED BY BNY MELLON INVESTMENT SERVICING (US) INC., THE FUND’S TRANSFER AGENT

Highland Special Situations Fund
Ladies and Gentlemen:
     The undersigned hereby withdraws the tender of its common shares of beneficial interest, par value $0.001 per share (“Common Shares”), of HIGHLAND SPECIAL SITUATIONS FUND (the “Fund”), or the tender of a portion of such Common Shares, for purchase by the Fund that previously was submitted by the undersigned in a Letter of Transmittal dated ____________________.
This tender was in the amount of:
     ☐    All Common Shares
     ☐    Number of Common Shares:  ______________
     The undersigned recognizes that upon submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Common Shares (or portion thereof) previously tendered will not be purchased by the Fund upon expiration of the tender discussed above.
[Signature Page Follows]

SIGNATURE(S):

Signature
(Signature of Investor(s) or Authorized Person(s) Exactly as Appeared on Subscription Agreement)

Name of Signatory (please print)

Title of Authorized Person (please print)